Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-54164), Form S-3 (File No. 333-127034) and Form S-3 (File No. 333-114231) of Vascular Solutions, Inc. of our reports dated January 20, 2006, relating to the consolidated financial statements, the financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears on pages 39, 41 and 42 of this annual report on Form 10-K for the year ended December 31, 2005.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
January 30, 2006